Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

Smart Online, Inc.
Durham, North Carolina

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated February 28, 2005, relating to the financial statements, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Seidman, LLP
High Point, North Carolina

May 3, 2005